Exhibit 99

Michael Roman Appointed 3M Chief Executive Officer;

Inge Thulin Appointed 3M Executive Chairman of the Board

ST. PAUL, Minn.--March 5, 2018--3M (NYSE: MMM) announced today that Michael F. Roman is appointed chief executive officer, effective July 1, 2018. He succeeds Inge G. Thulin, who is appointed to a newly created position, executive chairman of the board, also effective July 1, 2018.

“After a thorough and thoughtful succession planning process, Mike is the clear choice to lead 3M into the future as CEO,” said Thulin. “He is an accomplished, results-oriented and high-integrity leader, with an excellent track record of growing sales, improving operational efficiency and increasing value across a wide range of global businesses.”

Roman, 58, has served as chief operating officer and executive vice president since July 2017, with direct responsibility for 3M’s five business groups, along with the company’s international operations.

He has held several other key leadership roles throughout his 30-year career at 3M. Roman led the company’s largest business group, Industrial, which accounts for one-third of 3M’s worldwide sales. Prior to that, he served as 3M’s chief strategist, where he worked closely with Thulin to develop 3M’s strategic roadmap. He has also lived in and led 3M businesses around the world, including the United States, Europe and Asia.

Roman holds a master’s degree in Electrical Engineering from the University of Southern California and a bachelor’s degree from the University of Minnesota.

“It is an honor to lead 3M into the future,” said Roman. “Inge’s leadership has taken 3M to new heights, and I look forward to building on our momentum and delivering value for customers and shareholders.”

In his new role as executive chairman of the board, Thulin will continue to chair 3M’s Board of Directors while also working closely with Roman on longer-term strategic initiatives for the company. Thulin has served as 3M’s chairman of the board, president and chief executive officer since 2012.

Mike Eskew, independent lead director for the 3M Board, expressed confidence in these changes. “3M will benefit greatly from having two strong leaders involved going forward,” said Eskew. “We are excited to appoint a highly capable leader like Mike as CEO, while also leveraging Inge’s tremendous experience in his new role as executive chairman of the board.”

About 3M
At 3M, we apply science in collaborative ways to improve lives daily. With $32 billion in sales, our 91,000 employees connect with customers all around the world.

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